EXHIBIT 4.1

VETANOVA, INC.

Warrant To Purchase Common Stock

Certificate No.

For Value Received, VetaNova Inc., a Nevada corporation (the “Company”), certifies that _________________or registered assigns (the “Holder”) is entitled to purchase from the Company a total of ______________shares (the “Warrant Shares”) of the Company’s Common Stock, (“Common Stock”), at a purchase price per Warrant Share of $0.20 (subject to adjustment as provided in this Warrant, the “Exercise Price”), all subject to the terms, conditions and adjustments set forth below in this Warrant.

1. Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:

“Business Day” means any day other than (a) a Saturday or Sunday or (b) any day on which either the Federal Reserve Bank of Kansas City or the Federal Reserve Bank of New York is closed.

“Expiration Time” means the earlier of (a) 5:00 p.m. Mountain time, on December 31, 2022, and (b) an Accelerated Expiration Time established in accordance with Section 5.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

“Securities Act” means the Securities Act of 1933, as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder.

This “Warrant” means this Warrant and all warrants issued in substitution for this Warrant.

2. Term. This Warrant may be exercised on any Business Day during the period (the “Exercise Period”) beginning as of the Original Issue Date and ending at the Expiration Time.

3. Exercise.

(a) Manner of Exercise. The Holder may exercise this Warrant during the Exercise Time for all, but not less than all, of the Warrant Shares by (i) surrendering this Warrant to the Company at the Company’s then principal executive offices and (ii) paying the Exercise Price for such Warrant Shares by wire transfer of immediately available funds to an account designated in writing by the Company.

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(b) Delivery of Stock Certificate. Upon compliance by the Holder with the provisions of Section 3(a), the Company shall, within five Business Days following the date of such compliance in full, execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate representing all of the Warrant Shares. The stock certificate so delivered shall be registered in the name of the Holder or such other Person’s name as shall be designated by the Holder in writing. This Warrant shall be deemed to have been exercised and such certificate representing Warrant Shares shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of 5:00 p.m., Mountain time, on the date of exercise.

(c) No Fractional Shares or Script. No fractional shares of Common Stock or script representing fractional shares of Common Stock shall be issued upon the exercise of the rights under this Warrant, and no cash payment shall be due to the Holder in lieu of any such fractional shares or script.

(d) Representations of the Company. With respect to the exercise of this Warrant, the Company represents, covenants and agrees:

(i)	this Warrant is, and any Warrant issued in substitution for or replacement of this Warrant upon issuance will be, duly authorized and validly issued;

(ii)	at all times during the Exercise Period, the Company will reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant; and

(iii)	the Warrant Shares will be, upon issuance, and the Company will take all such actions as may be necessary or appropriate in order that the Warrant Shares are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company and free and clear of all taxes, liens and charges attributable to the Company or such issuance.

4. Adjustment to Exercise Price and Number of Warrant Shares. In order to prevent dilution of the purchase rights granted under this Warrant, the Exercise Price and the number of Warrant Shares shall be subject to adjustment from time to time as provided in this Section 4 (in each case, after taking into consideration any prior adjustments pursuant to this Section 4).

(a) Dividend, Distribution, Subdivision or Combination of Common Stock. If the Company shall, at any time or from time to time after the Original Issue Date:

(i)	pay a dividend or make any other distribution upon any capital stock of the Company payable either in shares of Common Stock or in securities that are convertible into shares of Common Stock without payment of any consideration; or

(ii)	subdivide (by any stock split, recapitalization or otherwise) outstanding shares of Common Stock into a greater number of shares of Common Stock;

the Exercise Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Warrant Shares shall be proportionately increased. If the Company at any time combines (by combination, reverse stock split or otherwise) outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Shares shall be proportionately decreased. Any adjustment under this Section 4(a) shall become effective at 5:00 p.m., Mountain time, on the date the dividend, distribution, subdivision or combination becomes effective.

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(b) Reorganization, Reclassification, Consolidation or Merger. In the event of any:

(i)	capital reorganization of the Company;

(ii)	reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares);

(iii)	consolidation or merger of the Company with or into another Person;

(iv)	sale of all or substantially all of the Company’s assets to another Person; or

(v)	other similar transaction (other than any such transaction covered by Section 4(a)),

in each case that entitles holders of shares of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for shares of Common Stock, this Warrant shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the Warrant Shares then exercisable under this Warrant, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such transaction if the Holder had exercised this Warrant in full immediately prior to the time of such transaction and acquired the Warrant Shares as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant to ensure the provisions of this Section 4 shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities or assets thereafter acquirable upon exercise of this Warrant (including, in the case of any such transaction in which the successor or purchasing Person is other than the Company, an immediate adjustment in the Exercise Price to the value per share for the shares of Common Stock reflected by the terms of such transaction, and a corresponding immediate adjustment to the number of Warrant Shares without regard to any limitations or restrictions on exercise, if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation, merger, sale or similar transaction). The provisions of this Section 4(b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Company shall not effect any such transaction unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such transaction, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder, the obligation to deliver to the Holder such shares of stock, securities or assets that, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained in this Warrant, with respect to any transaction contemplated by the provisions of this Section 4(b), the Holder shall have the right to elect, prior to the consummation of such transaction, to give effect to the exercise rights contained in Section 3 instead of giving effect to the provisions contained in this Section 4(b).

(c) Issuance of Additional Equity Securities Convertible into Shares of Common Stock. In the event the Company shall at any time after the Original Issue Date issue shares of Common Stock, Options or Convertible Securities (excluding shares of Common Stock, Options or Convertible Securities that are Exempted Securities (as defined below)) (each, an “Additional Issuance”), without consideration or for a consideration per share less than the Exercise Price in effect immediately prior to such issuance or deemed issuance, then the Exercise Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

EP2      =       EP1      *     (A + B)

                                     (A + C)

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For purposes of the foregoing formula, the following definitions shall apply:

(i)	“EP2” shall mean the Exercise Price in effect immediately after such Additional Issuance;

(ii)	“EP1” shall mean the Exercise Price in effect immediately prior to such Additional Issuance;

(iii)	“A” shall mean the number of shares of Common Stock outstanding immediately prior to such Additional Issuance (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of securities into shares of Common Stock outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(iv)	“B” shall mean the number of shares of Common Stock that would have been issued if the additional shares of Common Stock issued or issuable pursuant to such Additional Issuance had been issued or deemed issued at a price per share equal to EP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by EP1); and

(v)	“C” shall mean the number of additional shares of Common Stock issued or issuable pursuant to such Additional Issuance.

(d)	Certificate as to Adjustment. The Company shall furnish to the Holder:

(i)	within ten Business Days following any adjustment of the Exercise Price, a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof; and

(ii)	within ten Business Days following receipt by the Company of a written request by the Holder, a certificate of an executive officer certifying the Exercise Price then in effect and the number of Warrant Shares or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of this Warrant.

(e)	Special Definitions. For purposes of this Section 4, the following definitions shall apply:

(i)	“Option” means any right, option or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities;

(ii)	“Board” means the Board of Directors of the Company;

(iii)	“Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options;

(iv)	“Exempted Securities” means any of the following:

(A)	shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of capital stock of the Company that is covered by Section 4(a);

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(B)	shares of Common Stock or Options issued to officers, directors, employees or consultants of the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board or its compensation committee;

(C)	shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(D)	shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board;

(E)	shares of Common Stock, Options or Convertible Securities issued to suppliers or third-party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board, including shares of Common Stock, Options or Convertible Securities issued to finders, placement agents, underwriters and similar parties in consideration of services provided with respect to offerings and sales of securities to the extent such issuance is approved by the Board;

(F)	shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board; or

(G)	shares of Common Stock, Options or Convertible Securities issued in connection with strategic partnerships approved by the Board.

5. Acceleration of Expiration Time. The Company may, in its sole discretion, elect to accelerate the Expiration Time to 5 p.m., Mountain time, on a date prior to December 31, 2022 (which time and date shall constitute the “Accelerated Expiration Time”) for a sixty-day period upon notice to the Holder (an “Early Termination Notice”) given at least thirty days’ prior to the Accelerated Expiration Time, provided that:

(a)	on the date the Early Termination Notice is given and on each trading day thereafter through the Accelerated Expiration Time, the Common Stock is designated as securities qualified for any tier of the OTCQX or OTCQB markets of the OTC Markets Group Inc.; and

(b)	for a period of thirty consecutive trading days ending no more than ten trading days before the date on which the Early Termination Notice is given, the closing or last sale price of a share of Common Stock on the OTCQX or OTCQB market (as the case may be) was greater than $0.20 (subject to equitable adjustment for any stock dividend, split, recapitalization, combination or exchange or any similar transaction) for each such trading day.

6. Not Deemed Stockholder. Prior to the issuance of the Warrant Shares, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of shares of capital stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise.

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7. Replacement on Loss. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu of this Warrant, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Shares as the Warrant so lost, stolen, mutilated or destroyed, provided that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

8. Transferability.

(a) Transferability. Subject to compliance with applicable securities laws, this Warrant and all rights hereunder (including any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations reasonably requested in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three Business Days of the date the Holder delivers an assignment form to the Company assigning this Warrant full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

(b) Division or Combination of Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 8(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

(c) New Warrants. All Warrants issued on transfers or exchanges shall be dated the Original Issue Date and shall be substantially identical with this Warrant except (i) as to the transferability of such Warrant or Warrant Shares, as applicable, in the case of a new Warrant issued in connection with Section 4 or (ii) as to the number of Warrant Shares issuable pursuant thereto, in the case of a new Warrant or Warrants issued in connection with a subdivision or combination as set forth in Section 4.

(d) Warrant Register. The Company shall keep and properly maintain at its principal executive offices books for the registration and any transfers of this Warrant. The Company may deem and treat the Person in whose name this Warrant is registered on such register as the Holder of this Warrant for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of the Warrant effected in accordance with the provisions of this Warrant.

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9. General.

(a) Notices. All notices, requests, consents, claims, demands, waivers and other communications in connection or accordance with this Warrant shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (iv) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9(a)).

If to the Company:	VetaNova, Inc.
335A Josephine Street
Denver, CO 80206
E-mail: john@vtanva.com Attention: Chief Executive Officer

If to the Holder:	To the Holder at the Holder’s address or electronic mail address as shown on the Company’s records, as may be updated in accordance with the provisions hereof, or until the Holder so furnishes an address or electronic mail address to the Company, then to and at the address or electronic mail address of the last holder of this Warrant for which the Company has contact information in its records.

(b) Entire Agreement. This Warrant, together with the Purchase Agreement, constitute the full and entire understanding and agreement between the parties to this Warrant with respect to the subject matter contained in this Warrant, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

(c) Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

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(d) Amendment and Modification; Waiver. Except as otherwise provided in this Warrant, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by the Company and the Holder. No waiver by the Company or the Holder of any of the provisions of this Warrant shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege of this Warrant preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(e) Successors and Assigns. This Warrant and the rights evidenced by this Warrant shall be binding upon and shall inure to the benefit of the parties to this Warrant and the successors of the Company and the successors and permitted assigns of the Holder. Each such successor or permitted assign of the Holder shall be deemed to be the Holder for all purposes of this Warrant.

(f) No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Company and its successors and the Holder and the Holder’s successors and permitted assigns. Nothing in this Warrant, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

(g) Submission to Jurisdiction; Waiver of Jury Trial.

(i) Any legal suit, action or proceeding arising out of or based upon this Warrant or the transactions contemplated by this Warrant may be instituted in the federal courts of the United States of America or the courts of the State of Colorado in, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified or registered mail to such party’s address set forth in this Warrant shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS WARRANT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED BY THIS WARRANT.

(h) Governing Law. This Warrant shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Nevada.

(i) Interpretation. For purposes of this Agreement:

(i)	headings used in this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement;

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(ii)	any references herein to a Section refer to a Section of this Agreement, unless otherwise expressly indicated;

(iii)	the words “includes” and “including” as used herein shall not be construed so as to exclude any other thing not referred to or described;

(iv)	the word “or” is not exclusive;

(v)	the definition given for any term in this Agreement shall apply equally to both the singular and plural forms of the term defined; and

(vi)	this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

VETANOVA, INC.

By:
John McKowen
Chief Executive Officer

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ASSIGNMENT FORM

To assign the foregoing warrant, execute this form and supply required information.

Do not use this form to exercise the warrant.

For Value Received, [____ all of or [_____ shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to_____________________________, whose address is: _____________________________________________________.

Dated:________________, ________

Holder’s Signature:

Holder’s Address:

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